Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports Results for Fourth Quarter and

Year Ended December 31, 2013 and Provides Full Year 2014 Guidance

CONCORD, NC (March 5, 2014) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported fourth quarter 2013 total revenues of $82.2 million and adjusted non-GAAP income from continuing operations of $1.2 million or $0.03 per diluted share. Full year 2013 total revenues were $480.6 million and adjusted non-GAAP income from continuing operations was $37.2 million or $0.90 per diluted share. Also, SMI provided full year 2014 guidance for income from continuing operations of $0.90 to $1.10 per diluted share as further described below.

Management believes many of the Company’s revenue categories continue to be negatively impacted by the ongoing weak and uncertain economic conditions, including high unemployment and high fuel, food and health-care costs. Management also believes admissions were negatively impacted by poor weather surrounding certain second quarter 2013 racing events, including the NASCAR Sprint Cup race at Sonoma Raceway and rain delayed, shortened and rescheduled NASCAR Sprint Cup and Nationwide races at Charlotte Motor Speedway and Kentucky Speedway.

GAAP net income for the fourth quarter 2013 was $50.4 million or $1.22 per diluted share, and the GAAP net loss for the year ended December 31, 2013 was $6.5 million or $0.16 per diluted share. The adjusted non-GAAP results exclude charges for goodwill impairment, early debt redemption and refinancing, non-recurring benefits from income tax restructuring and tax law changes reflected in previous 2013 quarters, and a non-recurring income tax benefit from reversal of valuation allowances on Motorsports Authentics activities reflected in the fourth quarter 2013. These items are further discussed and reconciled with comparable GAAP amounts below.

Fourth Quarter Comparison

●	Total revenues were $82.2 million in 2013 compared to $82.1 million in 2012
●	Fourth quarter 2012 results reflect gains from property sales of $3.2 million (gains in 2013 were nominal)
●	2013 non-recurring income tax benefit from Motorsports Authentics valuation allowance reversal was $49.3 million or $1.19 per diluted share
●	Income from continuing operations was $50.5 million or $1.22 per diluted share in 2013 compared to $3.9 million or $0.09 per diluted share in 2012
●	Net income was $50.4 million or $1.22 per diluted share in 2013 compared to $4.3 million or $0.10 per diluted share in 2012
●	Non-GAAP income from continuing operations was $1.2 million or $0.03 per diluted share in 2013 compared to $3.9 million or $0.09 per diluted share in 2012

Full Year Comparison

●	Total revenues were $480.6 million in 2013 compared to $490.2 million in 2012
●	Full year 2012 results reflect gains from property sales of $3.2 million (gains in 2013 were nominal)
●	2013 after tax goodwill impairment charge was $86.7 million or $2.09 per diluted share
●	2013 after tax loss on early debt redemption and refinancing was $11.6 million or $0.28 per diluted share
●	2013 non-recurring benefits from state income tax restructuring and tax law changes were $5.5 million or $0.13 per diluted share
●	2013 non-recurring income tax benefit from Motorsports Authentics valuation allowance reversal was $49.3 million or $1.19 per diluted share

●	Loss from continuing operations was $6.2 million or $0.15 per diluted share in 2013 compared to income from continuing operations of $41.8 million or $1.01 per diluted share in 2012
●	Net loss was $6.5 million or $0.16 per diluted share in 2013 compared to net income of $42.1 million or $1.02 per diluted share in 2012
●	Non-GAAP income from continuing operations was $37.2 million or $0.90 per diluted share in 2013 compared to $41.8 million or $1.01 per diluted share in 2012

Non-GAAP Financial Information and Reconciliation

Income from continuing operations, and diluted earnings per share from continuing operations as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP, all net of taxes. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s results of continuing operations separate from discontinued operations and certain 2013 charges and non-recurring items.

The Company’s full year 2013 results reflect a non-cash charge of $89.0 million, before income tax benefits of $2.3 million, for goodwill impairment related to New Hampshire Motor Speedway and Kentucky Speedway. The Company’s annual impairment evaluation was negatively impacted by lowered estimated future cash flows because the economic recovery has been slower and weaker than previous forecasts, and lower than anticipated revenues for certain 2013 major racing events at those speedways, further reducing visibility on profitability recovery.

The Company issued additional Senior Notes due 2019 and amended and restated its Credit Facility in the first quarter 2013, and redeemed all outstanding Senior Notes previously due 2016 in the second quarter 2013. The Company’s full year 2013 results reflect a charge of $18.5 million, before income tax benefits of $6.8 million, for early redemption premium, unamortized net deferred loan costs and issuance discount, and transaction costs associated with the former debt arrangement.

The Company’s full year 2013 results reflect non-recurring tax benefits of $5.5 million resulting from strategic state tax restructuring and certain state income tax law changes.

On January 31, 2014, the Company abandoned its Motorsports Authentics equity investment to focus management resources in areas that may be profitable and more productive. Under applicable accounting guidance, the Company recognized an anticipated income tax benefit of $49.3 million in the fourth quarter 2013 for reversal of valuation allowances related to historical losses.

Management uses the non-GAAP information to assess the Company’s continuing operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, diluted earnings or loss per share, or income or loss and diluted earnings or loss per share from continuing operations, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding.

	Three Months Ended		Twelve Months Ended
	December 31:		December 31:
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Consolidated net income (loss) using GAAP	$50,427	$4,348	$(6,458)	$42,119
Loss (income) from discontinued operation	116	(443)	246	(326)
Consolidated income (loss) from continuing operations	50,543	3,905	(6,212)	41,793
Impairment of goodwill	--	--	86,696	--
Loss on early debt redemption and refinancing	--	--	11,619	--
Non-recurring benefits of state income tax restructuring and tax law changes	--	--	(5,547)	--
Non-recurring income tax benefit from equity investment abandonment	(49,339)	--	(49,339)	--
Non-GAAP consolidated income from continuing operations	$1,204	$3,905	$37,217	$41,793

Consolidated diluted earnings (loss) per share using GAAP	$1.22	$0.10	$(0.16)	$1.02
Discontinued operation	0.00	(0.01)	0.01	(0.01)
Consolidated diluted earnings (loss) per share from continuing operations	1.22	0.09	(0.15)	1.01
Impairment of goodwill	--	--	2.09	--
Loss on early debt redemption and refinancing	--	--	0.28	--
Non-recurring benefits of state income tax restructuring and tax law changes	--	--	(0.13)	--
Non-recurring income tax benefit from equity investment abandonment	(1.19)	--	(1.19)	--
Non-GAAP diluted earnings per share from continuing operations	$0.03	$0.09	$0.90	$1.01

Significant Fourth Quarter 2013 Racing Events

●	Charlotte Motor Speedway - NASCAR Bank of America 500 Sprint Cup and Dollar General 300 Nationwide Series racing events
●	The Strip at Las Vegas Motor Speedway – NHRA Toyota Nationals racing event
●	Texas Motor Speedway - NASCAR AAA Texas 500 Sprint Cup, O’Reilly Auto Parts Challenge Nationwide, and WinStar World Casino 350 Camping World Truck Series racing events

2014 Earnings Guidance

The Company estimates 2014 total revenues of $475-500 million, after tax income from continuing operations of $35-45 million, depreciation and interest expense of $79-86 million, and diluted earnings per share from continuing operations of $0.90-1.10, excluding non-recurring items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Higher fuel, health-care and food costs and unemployment could significantly impact our results. The Company’s estimated total capital expenditures in 2014 are approximately $20-30 million.

Dividends and Stock Repurchase Program

During the full year 2013, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $24.9 million. On February 12, 2014, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock aggregating approximately $6.2 million, payable on March 14, 2014 to shareholders of record as of February 28, 2014. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

On February 12, 2014, the Company’s Board of Directors increased the authorized total number of shares that can be repurchased under its stock repurchase program by one million, for a present approved program aggregate of 5,000,000 shares. During the full year 2013, the Company repurchased 126,000 shares of common stock for approximately $2.3 million under this program. As of December 31, 2013, the Company has repurchased 3,882,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase under the program was 118,000 (1,104,000 as of February 12, 2014) under authorization then in effect.

Comments

“Our 2013 ended on a positive note with fourth quarter revenues slightly higher than last year, as well as continuing significant reductions in our interest expense,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “Our full year 2013 non-GAAP results reflect the long-lasting tough economic conditions, similar to what most other sports venues continue to encounter. Looking forward to 2014, our strong business model of substantial multi-year contracted revenues streams is bolstered by anticipated significantly lower interest costs and constrained capital spending. For 2014, most of our NASCAR Sprint Cup and Nationwide Series event sponsorships are already sold, and many for racing seasons beyond 2014. A significant portion of our revenue stream is already contracted under existing and new long-term NASCAR broadcasting and digital rights agreements through 2024. Not many companies and industries are able to say that.

“We are optimistic that attendance and other event related revenue trends are continuing to stabilize. We are excited by NASCAR’s recent changes to our sport and the prospects for renewed fan appeal and excitement, along with the intensifying media coverage. SMI, NASCAR and the broadcasting powerhouses are all working hard and investing to capture the next generation of race fans through innovative marketing programs for families, kids and first-time fans, as well as cutting-edge entertainment options for all fans. Our speedways have new programs to honor and reward our long-time, fiercely loyal fan base to show our appreciation for their continued patronage. SMI is also making significant investments in social media, web application and wireless technology to offer our fans the latest in digital options and high-speed wireless performance.”

O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports stated, “We are tremendously pleased to go into 2014 with the new ten-year NASCAR broadcasting media and digital rights agreements with FOX Sports Media Group and NBC Sports Group in place through 2024. Their announced annual average increase of approximately 46% for contracted broadcasting revenues exemplifies the high quality of our sport’s entertainment content and marketing appeal. NASCAR’s recently announced changes to our sport are some of the most significant in years, and which we strongly believe will further enhance on-track racing competition and fan appeal. We are on track to showcase the world’s largest high-definition video board at Texas Motor Speedway’s April 6, 2014 NASCAR Sprint Cup race weekend. SMI will have the two largest video boards in motorsports. This is another proud example, in the long line of industry firsts, of SMI’s never-ending efforts to provide the world’s best fans with some of the most modern, finest racing facilities collectively in motorsports.

“SMI’s substantial past investments in modern facilities are enabling us to further reduce debt and constrain capital spending. At the same time, they allow us to focus capital spending on fan generating and customer service initiatives without straining our financial resources during these challenging times. The media landscape is evolving and we believe SMI’s, along with NASCAR's, position in the sports and entertainment industry continues to grow. We could not be happier for driver Dale Earnhardt Jr and his recent win at the Daytona 500, and the resulting vast amounts of media coverage undoubtedly demonstrates the sport’s tremendous long-term marketing potential. Industry research shows in 2013 that fan engagement for the sport was at its highest in three years and that Hispanic viewership of the NASCAR Sprint Cup Series grew by almost 40 percent as compared to last year. These factors all point to the many sizeable and largely untapped demographics in motorsports, and provide SMI and our NASCAR industry with long-term marketing and growth opportunities.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (US / Canada / toll-free) or 706-758-1524 (international). The reference number is 50036110. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 855-859-2056 or 404-537-3406 beginning at 1:00 PM (ET) March 5th through 11:59 PM (ET) March 19th. The reference number is 50036110. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three and Twelve Months Ended December 31, 2013 and 2012

(In thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
STATEMENT OF OPERATIONS DATA	12/31/2013	12/31/2012	12/31/2013	12/31/2012

Revenues:
Admissions	$17,164	$18,369	$106,050	$116,034
Event related revenue	30,750	30,868	145,749	151,562
NASCAR broadcasting revenue	27,422	26,514	199,014	192,662
Other operating revenue	6,828	6,328	29,836	29,902
Total Revenues	82,164	82,079	480,649	490,160
Expenses and Other:
Direct expense of events	16,390	16,794	99,500	101,402
NASCAR purse and sanction fees	19,327	18,886	125,003	122,950
Other direct operating expense	4,293	4,118	18,640	18,908
General and administrative	21,722	20,235	91,676	90,407
Depreciation and amortization	13,249	13,251	54,725	55,499
Interest expense, net	5,770	10,210	31,871	41,217
Impairment of goodwill	-	-	89,037	-
Loss on early debt redemption and refinancing	-	-	18,467	-
Other expense (income), net	87	(3,754)	293	(3,908)
Total Expenses and Other	80,838	79,740	529,212	426,475
Income (Loss) from Continuing Operations Before Income Taxes	1,326	2,339	(48,563)	63,685
Income Tax Provision	49,217	1,566	42,351	(21,892)
Income (Loss) from Continuing Operations	50,543	3,905	(6,212)	41,793
Loss from Discontinued Operation, Net of Taxes	(116)	443	(246)	326
Net Income (Loss)	$50,427	$4,348	$(6,458)	$42,119

Basic Earnings (Loss) Per Share:
Continuing Operations	$1.22	$0.09	$(0.15)	$1.01
Discontinued Operation	(0.00)	0.01	(0.01)	0.01
Net Income (Loss)	$1.22	$0.11	$(0.16)	$1.02
Weighted average shares outstanding	41,375	41,409	41,405	41,431

Diluted Earnings (Loss) Per Share:
Continuing Operations	$1.22	$0.09	$(0.15)	$1.01
Discontinued Operation	(0.00)	0.01	(0.01)	0.01
Net Income (Loss)	$1.22	$0.10	$(0.16)	$1.02
Weighted average shares outstanding	41,401	41,418	41,423	41,437

Note: Individual quarterly per share amounts may not be additive due to rounding.

Major NASCAR-sanctioned Events Held During Period	4	4	24	24

Certain Full Year Race Schedule Changes:

• Atlanta Motor Speedway held one NASCAR Camping World Truck Series racing event in 2012 that was not held in 2013

• Kentucky Speedway held one Automobile Racing Club of America racing event in 2013 that was not held in 2012, and one NASCAR Camping World Truck Series racing event in 2012 that was not held in 2013

BALANCE SHEET DATA	12/31/2013	12/31/2012

Cash and cash equivalents	$97,343	$106,408
Total current assets	202,208	162,002
Property and equipment, net	1,105,177	1,148,418
Goodwill and other intangible assets, net	444,635	533,689
Total assets	1,786,260	1,877,113

Deferred race event and other income, net	57,888	58,492
Total current liabilities	110,954	113,670
Credit facility term loan borrowings	210,000	95,000
Total long-term debt	466,989	521,259
Total liabilities	960,270	1,019,237
Total stockholders' equity	825,990	857,876